Vanguard Precious Metals and Mining Fund

Supplement to the Prospectus and Summary Prospectus Dated
May 28, 2013

Prospectus and Summary Prospectus Text Changes
The following replaces similar text under the heading "Investment Advisor":
Portfolio Managers
Randeep Somel, CFA, Portfolio Manager at M&G. He has managed the Fund since 2013 (co-managed since February 2014).
Jamie J. Horvat, Portfolio Manager at M&G. He has co-managed the Fund since February 2014.
Prospectus Text Changes
The following replaces similar text under the heading Investment Advisor:
The managers primarily responsible for the day-to-day management of the Fund are:
Randeep Somel, CFA, Portfolio Manager at M&G. He has worked in investment management and has been with M&G since 2005, has managed investment portfolios since 2012, and has managed the Fund since 2013 (co-managed since February 2014). Education: B.Sc., Birmingham University.
Jamie J. Horvat, Portfolio Manager at M&G. He has worked in investment management since 1999, has managed investment portfolios since 2001, has been with M&G since 2013, and has co-managed the Fund since February 2014.
Education: Diploma in Engineering Technology, Mohawk College, Canada; Honours Bachelor of Commerce, McMaster University, Canada.
CFA? is a trademark owned by CFA Institute.

(C) 2014 The Vanguard Group, Inc. All rights reserved.
Vanguard Marketing Corporation, Distributor. PS 53A 022014